Supplement Dated December 27, 2012 to your Prospectus

Effective February 15, 2013, Federated Capital Appreciation Fund II will be renamed Federated Managed Tail Risk Fund II.

As of that date, all references to Federated Capital Appreciation Fund II are deleted and replaced with Federated Managed Tail Risk Fund II.

This Supplement Should Be Retained For Future Reference.

HV-7419